UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 28, 2008

CROWN OIL AND GAS INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52750

(Commission File Number)

98-0495144

(IRS Employer Identification No.)

400 – 225 West Magnolia Street, Bellingham, Washington 98225

(Address of principal executive offices and Zip Code)

206-224-7975

Registrant's telephone number, including area code

800 – 5th Avenue, Suite 4100, Seattle, Washington 98104

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 28, 2008, we entered into a Letter of Intent with Langford Worldwide Corp., whereby we expressed our intent to purchase all of the issued and outstanding shares in the capital of Covenlina Holdings Ltd. and Bandbern Holdings Ltd., in consideration for a purchase price of $11,900,000, $6 million of which is intended to be paid in cash, with the remainder paid by the issuance of common shares for treasury at a deemed issue price of $US1.00 per share. Covenlina Holdings and Bandbern Holdings are the holders of 51% and 49%, respectively, of the issued and outstanding shares in the capital of Crown Oil and Gas LLC and RosEuroNeft LLC, companies organized under the laws of the Russian Federation.

Crown Oil and Gas LLC is the sole shareholder of Attik LLC and Artstroy-XXI LLC, companies organized under the laws of the Russian Federation and which hold oil and gas exploration and development licences for the

Tereshkinsky (valid until September 2030) and Kikinsko-Gusikhinsky (valid until May 2030) areas, respectively, in Russia.

RosEuroNeft holds an option to acquire 100% shares of Attik-Neft LLC, a company organized under the laws of the Russian Federation and which holds an oil and gas exploration and development licence for the Krasnoarmeisky-2 area (valid until August 2032) in Russia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN OIL AND GAS INC.

/s/ John Hiner

John Hiner

President

Date: June 2, 2008

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